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EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS—KPMG LLP

The Board of Directors
Interactive Network Inc.:

        We consent to the use in this pre-effective amendment no. 3 to the registration statement on Form S-4 of our report dated March 15, 1999 relating to the consolidated statements of operations, shareholders' deficit and cash flows of Interactive Network, Inc. and subsidiary for the year ended December 31, 1998, and to the reference to our firm under the headings "Selected Consolidated Financial Data of Interactive Network" and "Experts" in the registration statement.

        Our report dated March 15, 1999, contains an explanatory paragraph that states, among other things, that the Company filed for bankruptcy and was operating as a debtor-in-possession under the jurisdiction of the bankruptcy court which subjects the Company to a number of significant contingencies and raises substantial doubt about the ability of the Company to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                      /s/ KPMG LLP

Mountain View, California
February 5, 2002

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  EXHIBIT 23.2